As filed with the Securities and Exchange Commission on February 20, 2003

Registration no. 333-________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Micron Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-1618004
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8000 South Federal Way
Boise, Idaho	83716-9632
(Address of Principal Executive Offices)	(Zip Code)

Micron Technology, Inc. Nonstatutory Stock Option Plan
(Full title of the plans)

W.G. Stover, Jr.
V.P. of Finance and Chief Financial Officer
Micron Technology, Inc.
8000 South Federal Way

Boise, Idaho 83716-9632

(Name and address of agent for service)

208-368-4000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock $.10 par value per Share	40,000,000	$6.80	$272,000,000	$25,024

(1)          Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of the Registrant’s Common Stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby declared to cover all of such additional common stock.

(2)          Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee on the basis of $6.80 per share, which is the average of the high and low price of the Registrant’s Common Stock as reported on the New York Stock Exchange on February 13, 2003.

(3)          The amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, as amended, which provides that the fee shall be .000092 multiplied by the maximum aggregate offering price.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

(a)  The Company’s latest Annual Report on Form 10-K for the year ended August 29, 2002, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (File No. 1-10658).

(b)  The Company’s Current Reports on Form 8-K filed on October 15, 2002, January 29, 2003 and February 4, 2003.

(c)  The Company’s Quarterly Report on Form 10-Q for the quarter ended November 28, 2002, filed pursuant to Section 13(a) of the 1934 Act (File No. 1-10658).

(d)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed November 9, 1990 pursuant to Section 12(b) of the 1934 Act (File No. 1-10658), including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors or stockholders to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”) and for liabilities arising from other state and federal causes of action. Section 10 of the Company’s Certificate of Incorporation and Article VII of the Company’s Bylaws provide for the mandatory indemnification of its officers, directors, employees and agents to the extent permitted by Delaware General Corporation Law.  The Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number
4.2	Micron Technology, Inc. Nonstatutory Stock Option Plan

5.1	Opinion of Counsel.

23.1	Consent of Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.   Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 18th day of February, 2003.

MICRON TECHNOLOGY, INC.

/S/ W. G. Stover, Jr.
By:	W. G. Stover, Jr.
Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Appleton and W. G. Stover, Jr., jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Steven R. Appleton	Chairman of the Board, Chief	February 17, 2003
Steven R. Appleton	Executive Officer and President
(Principal Executive Officer)

/S/ W. G. Stover, Jr.	Vice President of Finance and	February 17, 2003
W. G. Stover, Jr.	Chief Financial Officer
(Principal Financial and Accounting Officer)

/S/ James W. Bagley	Director	February 17, 2003
James W. Bagley

/S/ Robert A. Lothrop	Director	February 17, 2003
Robert A. Lothrop

/S/ Thomas T. Nicholson	Director	February 17, 2003
Thomas T. Nicholson

/S/ Don J. Simplot	Director	February 17, 2003
Don J. Simplot

/S/ Gordon C. Smith	Director	February 17, 2003
/S/ Gordon C. Smith

/S/ William P. Weber	Director	February 17, 2003
William P. Weber

EXHIBIT INDEX

Exhibit
Number	Description
4.2	Micron Technology, Inc. Nonstatutory Stock Option Plan

5.1	Opinion of Counsel.

23.1	Consent of Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).